Exhibit 99.1

April 29, 2015

Diligent Announces Appointments to Board of Directors

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL), provider of the world’s most widely used secure board portal, today announced Abby Foote and Brian Stafford have been appointed to the Company’s Board of Directors effective as of April 29, 2015 New Zealand time (April 28, 2015 Eastern Time, United States).

Abby Foote is an experienced director in both publicly-listed and Crown companies. Based in Christchurch, she has worked in a range of corporate, treasury and legal roles over the last 20 years. Abby’s current directorships include Z Energy Limited, the New Zealand Local Government Funding Agency Limited and Livestock Improvement Corporation Limited. Abby has served on the board of Transpower New Zealand Limited and as a Chief Executive of internet-based financial services company, Fundit Limited. She has also held senior positions at Telecom New Zealand, Cable and Wireless Plc and the Pharmaceutical Management Agency.

Abby replaces Mark Weldon who resigned from the Board of Directors effective as of April 9, 2015 New Zealand Time (April 8, 2015 Eastern Time, United States). For the purposes of NZSX Listing Rules, Abby has been determined by the board to be an independent director. The intention is for Abby to join the Audit and Compliance Committee following the release of the Company’s financial results for First Quarter 2015 on May 12, 2015 New Zealand time (May 11, 2015 Eastern Time, United States).

Mr. David Liptak, Chairman of the Board, said: “Abby’s extensive legal and finance background, combined with her experience as a director in both publicly-listed and Crown companies, make her an excellent addition to Diligent’s board. We are pleased to have someone of her calibre join our team.”

In addition, at the Annual General Meeting shareholders approved the proposal to change the maximum number of directors to eight. Subsequently, the Board has appointed Brian Stafford, Diligent President and Chief Executive Officer, to the Board.

Investor inquiries:	Media inquiries:
Sonya Joyce Ph: + 64 4 894 6912	Geoff Senescall Ph: + 64 21 481 234

About Diligent

Over 92,000 individual directors, executives and board teams worldwide rely on Diligent Board Member Services, Inc. (NZX: DIL) to speed and simplify how board materials are produced, delivered, reviewed and voted on. Providing the world’s most widely used secure board portal via iPad, Windows devices and browsers — Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. Diligent Boardbooks provides directors and management with immediate access to their most time sensitive and confidential information along with the tools to review, discuss and collaborate on it. It also helps administrative staff accelerate production and delivery, and corporate executives streamline board communications and decisions.

Diligent uses the Software-as-a-Service (SaaS) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Diligent Boardbooks product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.